Exhibit 99.1

STANDARD DIVERSIFIED INC. ENTERS INTO STOCK PURCHASE AGREEMENT TO ACQUIRE TRI-STATE CONSUMER INSURANCE CO.

NEW YORK, NY, December 10, 2018 – Standard Diversified Inc. (“SDI” or the “Company”) (NYSE American: SDI) announced that it has entered into a Stock Purchase Agreement to acquire the holding company of Tri-State Consumer Insurance Co. (“Tri-State”) from WT Holdings, Inc. and its affiliates, for approximately $54.1 million (the “Agreement”).

This transaction provides significant economies of scale and operating synergies via the integration of Tri-State with SDI’s existing insurance subsidiary, Maidstone Insurance Company (“Maidstone”). Closing of the transaction shall be subject to final approval by the New York State Department of Financial Services.

Tri-State is a New York State based, A.M. Best A- rated, admitted carrier offering homeowners and personal auto insurance in New York. At September 30, 2018 Tri-State had net admitted assets of $105.4 million and statutory surplus of $44.4 million.

Management Comments
Ian Estus, Chief Executive Officer of SDI, stated, “This is a transformative transaction for Maidstone. Tri-State’s balance sheet does not utilize a great deal of underwriting leverage and its excess surplus will support opportunities for Maidstone to write business in the 23 jurisdictions it is licensed in.  In addition, the transaction immediately doubles the personal lines premium currently written by Maidstone in New York State. We look forward to integrating Tri-State with our existing infrastructure at Maidstone and distributing their products through our expansive agency network.”

Transaction Details
The transaction purchase price of approximately $54.1 million, consists of $25 million in Series A Convertible Redeemable Preferred Stock (convertible into SDI Class A Common Stock at a price equal to 120% of SDI’s 30-Day Volume Weighted Average Price on the Closing Date), with the remainder to be paid in cash at closing, subject to statutory surplus adjustments and claims resolutions.

In addition to the diligence that was performed prior to entering into the Agreement, SDI will have seventy-five (75) days to conduct additional due diligence with the assistance of third party underwriting, financial and tax consultants. SDI has a right to terminate the Agreement in its sole discretion prior to the end of this seventy-five (75) day period.

The Company has also filed a Form 8-K with the Securities and Exchange Commission, further detailing the terms and conditions of the Agreement. The Company was represented by Nixon Peabody LLP and Morgan, Lewis & Bockius LLP.

About Standard Diversified Inc.
Standard Diversified Inc. is a holding company that owns and operates subsidiaries in a variety of industries, including insurance, other tobacco products and outdoor advertising.  For more information about the Company, please visit the Company’s website at www.standarddiversified.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements address, among other things activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including those risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, as well as the Company’s subsequent Quarterly Reports on Form 10-Q.  Except as required by law, the Company assumes no obligation to update publicly any such forward-looking statements.

Contact Information:
Adam Prior
The Equity Group Inc.
Phone: (212) 836-9606
aprior@equityny.com